Exhibit 21

IDEXX LABORATORIES, INC.

SUBSIDIARIES OF THE COMPANY

NAME	JURISDICTION OF INCORPORATION
Cardiopet Incorporated	Delaware
Diavet Labor AG	Switzerland
Dr. Bommeli AG	Switzerland
EURL Vet France	France
Genera Technologies Limited	England and Wales
IDEXX Distribution, Inc.	Massachusetts
IDEXX Europe B.V	The Netherlands
IDEXX GmbH	Germany
IDEXX Holding GmbH	Germany
IDEXX Laboratories B.V	The Netherlands
IDEXX Laboratories Canada Corporation	Canada
IDEXX Laboratories Foreign Sales Corporation	U.S. Virgin Islands
IDEXX Laboratories Italia S.r.l	Italy
IDEXX Laboratories, KK	Japan
IDEXX Laboratories Limited	England and Wales
IDEXX Laboratories (NZ) Limited	New Zealand
IDEXX Laboratories Pty. Limited	Australia
IDEXX Laboratories, S. de R.L. de C.V	Mexico
IDEXX Laboratorios, S.L	Spain
IDEXX Laboratories Inc.	Taiwan R.O.C.
IDEXX Operations, Inc.	Delaware
IDEXX Pharmaceuticals, Inc.	Delaware
IDEXX S.A.R.L	France
IDEXX Scandinavia AB	Sweden
IDEXX UK Acquisition Limited	England and Wales
IDEXX Veterinary Services, Inc.	Delaware
Institut fur klinische Prufung Ludgwigsburg, GmbH	Germany
Syracuse Bioanalytical, Inc.	New York
VetConnect Systems, Inc.	Delaware
Veterinary Pathology Services Pty. Limited	Australia
Vet Med Lab S.r.l	Italy
Vet Med Labor GmbH	Austria
Vet Med Lab ApS	Denmark
Vet Med Lab BV	The Netherlands
Vet Med Lab (UK) Ltd	United Kingdom

All of the Company’s subsidiaries are wholly owned.